Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A/A, as it may be amended, of our Report of Independent Registered Public Accounting Firm dated April 15, 2022 relating to the consolidated financial statements of Arrived Homes II, LLC, which comprise the consolidated balance sheet as of March 31, 2022 and the related consolidated statements of comprehensive income, changes in member’s equity, and cash flows for the period February 2, 2022 (date of inception) through March 31, 2022, and the related notes to the consolidated financial statements.

/s/ Morison Cogen LLP

Blue Bell, PA

January 24, 2023